EXHIBIT 99

                                                      VALUEVISION INTERNATIONAL
                                                      6740 SHADY OAK ROAD
                                                      MINNEAPOLIS, MN 55344-3433
                                                      TRADED: NASDAQ (VVTV)

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
AT THE COMPANY:           AT THE FINANCIAL RELATIONS BOARD:
STUART ROMENESKO          DANIEL SAKS OR ART BENTLEY             SUZY LYNDE                STEVEN SEILER
CHIEF FINANCIAL OFFICER   GENERAL INFO.                          ANALYST CONTACT           MEDIA CONTACT
(612) 947-5207            (310) 442-0599                         (312) 266-7800            (310) 442-0599
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FOR IMMEDIATE RELEASE
Monday, November 25, 1996

               VALUEVISION ACQUIRES TWO DIRECT MARKETING COMPANIES

                 COMBINED ANNUAL REVENUES ARE ABOUT $30 MILLION

MINNEAPOLIS, Nov. 25, 1996...ValueVision Direct Marketing, Inc., a wholly-owned subsidiary of ValueVision International, Inc. (NASDAQ:VVTV), today announced the acquisition of two consistently profitable direct marketing companies which together publish five consumer specialty catalogs and generate revenues of approximately $30 million annually.

     The sister companies -- Catalog Ventures, Inc. (CVI) and Mitchell & Webb, Inc. (Webb), both of Boston -- create, merchandise, and publish Nature's Jewelry, Pyramid Collection, Serengeti, NorthStyle and The Mind's Eye catalogs with a total circulation of some 24 million annually.

     Purchase price for the transaction, the third direct marketing company acquisition for ValueVision in two months, totaled approximately $7.1 million.

     CVI specializes in the acquisition and launch of consumer catalogs. Webb is a full-service direct marketing and creative agency specializing in catalog design, marketing services, and circulation planning for both CVI and other clients. The businesses of both companies will be consolidated at CVI and continue to operate in Boston under the direction of the four founding partners.

IMPETUS FOR DIRECT MARKETING EXPANSION

     "CVI and Webb are well positioned to take advantage of the continuing consolidation in the catalog industry and to exploit emerging channels of distribution, such as electronic shopping," said Robert L. Johander, chairman and chief executive officer of ValueVision. "They have demonstrated the ability to identify acquisition opportunities with growth potential, negotiate favorable purchases, integrate merchandising, marketing and fulfillment, and rapidly expand these businesses."

     On October 23, the company announced it had acquired Beautiful Images, Inc., a leading direct marketer of women's undergarments with annual revenue of approximately $6 million. As a result of that acquisition, William Fitzgerald, owner of Beautiful Images, joined ValueVision as CEO of its MWD catalog operations. Fitzgerald is a former president and chief executive officer of Hanover House.

     Nature's Jewelry, acquired by CVI in 1988, had sales of approximately $6.0 million in 1995. Pyramid Collection, acquired in 1992, generated sales of approximately $7.0 million in 1995. Serengeti, acquired in 1993, produced revenue of approximately $9.0 million in 1995. At the time they were acquired by CVI, each of these catalogs had revenues of $2 million or less.

GROWTH OPPORTUNITIES

     CVI recently acquired NorthStyle and The Mind's Eye catalogs. The company plans continued future growth through the acquisition of new catalogs.

     The partners of CVI and Webb are Jonathan L. Fleischmann, 40, chairman and chief financial officer of CVI; Robert A. Piro, 42, president of CVI; Robert L. Webb, 48, president of Webb; and R. Michael Landers, 48, vice president and managing director of Webb. Under ValueVision's ownership, Fleischmann will be CEO of the combined businesses. His partners will serve as vice presidents.

     "This acquisition adds significant assets to our growing direct marketing operations and will aid in our future acquisitions," Johander said. "The management teams of these companies know how to buy catalogs, as well as run catalog businesses, and we look forward to benefiting from their knowledge and experience as we continue to expand our direct marketing operations."

     For additional information on ValueVision International, Inc., by FAX at no cost, dial 1-800-PRO-INFO, code #158.

     (Note: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release contains statements that are forward-looking, such as statements relating to increased revenue, operating income and potential future acquisitions. There are certain important factors, such as consumer spending and debt levels, interest rates, competitive pressure on sales and pricing, and identification of acquisition targets that could cause results to differ materially from those anticipated statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. For more information on the potential factors that could affect the Company's financial results, investors should refer to the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the second-quarter 1996 report on Form 10-Q.)